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                                                                      EXHIBIT 11
                             FILENE'S BASEMENT CORP.
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                                  Computation of Net Income per Common Share

                                            (dollars in thousands)
-------------------------------------------------------------------------------------------------------------
                                    Thirty-Nine Weeks  Thirty-Nine Weeks      Quarter           Quarter
                                          Ended             Ended              Ended             Ended
                                     Novemebr 2, 1996  October 28, 1995   Novemebr 2, 1996  October 28, 1995
                                     ----------------  ----------------   ----------------  ----------------
The computation of net in-
  come available and adjusted
  shares outstanding follows:

     Net income (loss) as
       reported .....................  $     5,292       $      (673)       $     3,513       $     1,605
                                       ===========       ===========        ===========       ===========

Net income (loss) used for
  primary and fully diluted
  computations ......................  $     5,292       $      (673)       $     3,513       $     1,605
                                       ===========       ===========        ===========       ===========

Weighted average number
  of common shares
  outstanding .......................   20,530,131        20,374,477         20,576,153        20,452,459

Add (where dilutive):
     Assumed exercise of those
       options that are common
       stock equivalents net of
       treasury shares deemed to
       have been repurchased at
       average market price for
       the period ...................      205,690                --            453,750           680,046
                                       -----------       -----------        -----------       -----------

Weighted average number of
  common and common equivalent
  shares outstanding used for
  primary computations ..............   20,735,821        20,374,477         21,029,903        21,132,505
                                       ===========       ===========        ===========       ===========

Add: Additional dilution assuming
  exercise of options net of
  treasury shares deemed to have
  been repurchased at the end of
  the period market price                       --                --                 --                --

Weighted average number of
  common and common equivalent
  shares outstanding used for fully
  diluted computations ..............   20,735,821        20,374,477         21,029,903        21,132,505
                                       ===========       ===========        ===========       ===========
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